Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Davis New York Venture Fund, Inc.:
We consent to the use of our report dated December 21, 2010, incorporated by reference in this Registration Statement of Davis New York Venture Fund, Inc. (consisting of two series, Davis Global Fund and Davis International Fund) and to the reference to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP /s/ KPMG LLP
Denver, Colorado
February 25, 2011